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MR. CLEMENTS: Good morning. Welcome to our town hall meeting. What a crowd. It’s really a great audience here at the Times-Union Center in Jacksonville, and we have many more associates joining us from EverBank offices throughout the country via a live streaming video link. I’d really like to thank all of you for taking the time today to be with us at this meeting. And Blake and I are very pleased to welcome our two special guests, Roger Ferguson, the president and CEO of TIAA.

(Applause.)

MR. FERGUSON: Oh, thank you. Thank you very much.

MR. CLEMENTS: And Kathie Andrade, the CEO of Retail Financial Services.

(Applause.)

MR. CLEMENTS: So prior to joining TIAA, Roger was head of financial services for Swiss Re. Before that, Roger served as the vice chairman of the Federal Reserve Board of Governors, where I should note, he led the

Fed’s initial response to the terrorist attacks on 9/11 and took actions that kept the U.S. financial system functioning during that time. He was also a former partner at McKinsy & Company, and he began his career as an attorney at Davis Polk & Wardwell. Roger is a fellow of the American Academy of Arts and Sciences and co-chairs its commission on the future of undergraduate education. He was recently named to the Board of Alphabet, the parent company of Google. And he also serves on the board of General Mills as well as the boards of nonprofit institutions, including The Institute for Advance Study and Memorial Sloan Kettering Cancer Center. He’s chairman of the Conference Board and previously served on President Obama’s Counsel on Jobs and Competitiveness.

Roger received a B.A., J.D., and a Ph.D from Harvard University. Not very imaginative.

MR. FERGUSON: Slow learner.

MR. CLEMENTS: Kathie joined TIAA in 2008 as the chief operating officer for the company’s advisory services organization bringing with her extensive experience to finding and executing strategies that have enabled top-line results across a broad range of businesses including commercial and private banking, alternative vestments, brokerage, and e-commerce. Before TIAA, Kathie worked for Bank of America and its predecessor companies for over 20 years. She held various leadership positions throughout her tenure, including transition leadership roles during Bank of America’s acquisitions of Fleet, Merrill Lynch, and U.S. Trust. Kathie received a B.S. in accounting and finance from Providence College and serves on the board of City of Providence and was named one of the 25 most powerful women in finance in 2015 by American Banker. Welcome.

(Applause.)

MR. CLEMENTS: So, as you know, a little over a week ago TIAA and EverBank announced that our two companies had signed an agreement for TIAA to acquire EverBank. I can tell you our companies are truly a great match, and I know that many of us at EverBank are extremely excited about the many new opportunities TIAA will bring for our clients, our associates, and the communities we serve.

When we announced the agreement, we asked Roger and Kathie if they might be able to come visit with everyone at EverBank at some point in the future, and they made it very clear that meeting the associates at EverBank was a top priority and we’re just really thrilled that you were able to make it happen so quickly.

So the agenda today is as follows: Blake and I are going to spend the first half of the session asking a series of questions to Roger and Kathie and then we’ll open it up to the audience for additional questions.

I know many of you are going to have questions about the transaction and what’s going to happen after the acquisition closes, and I hope you understand that it’s still very early in the process and too early to answer many of these questions about the future. We will be communicating more with you in the weeks and months ahead as we move forward in the process. But by the end of today’s meeting, we trust you will have an even greater appreciation for TIAA’s rich history, their client-focused mission, their vision for the future, including the role EverBank will play in their long-term strategic plans, and why they are one of the most respected and admired companies in the world.

So to get things going, I’m going to ask Roger and Kathie just to tell us a little bit more about themselves and how they came to TIAA. The floor is yours.

MR. FERGUSON: Well, first, let me thank you Rob for that introduction and thank all of you for joining us here in this town hall. It’s exciting for me and for Kathie and for our colleagues to have a chance to interact with you and explain a little bit about who we are and what we do.

So I came to TIAA, as you heard, about eight years ago. I was born in Washington,

D.C. I grew up in a basic middle-class kind of family. My father made maps — my mother — for the U.S. Army. My mother was a school teacher. But, importantly, from my father I got a real interest in financial services. He had grown up in the depression and was very interested in saving and investment. And when a lot of dads are talking about sports scores and things of that sort, my father was always talking about interest rates and CD returns. It was a little unusual in that regard.

My mother had a real passion for education being a school teacher. And so, as you heard, not being very imaginative, I went to Harvard for about 12 years of my life and then started out as a lawyer. I went on to consulting and then had a very important nine years of my life in the government.

When I left the Fed, I was briefly with a company called Swiss Re, as you heard, and then I got a phone call from an executive recruiter asking me to come to this company TIAA-CREF. I had actually known the business a bit because one of my college friends was the daughter of a person who had been the CEO of the company. I was really excited to take this opportunity. I knew the company had this very important history. I know of its great mission and vision and values, which have stayed very true to the original purpose, and I was really excited to be chosen as a CEO of the company. We’ve had a very interesting eight-year journey, and the EverBank story I hope will be an important part of the next 100 years for our company, if not further.

MS. ANDRADE: And welcome as well. We’re so happy to be here and call Jacksonville the new home of our bank. I’ve had an opportunity to spend some time with the leadership team at EverBank and just delighted with just the interactions that we’ve had and the culture alignment. So we’re really, really thrilled to be here.

I grew up in Rhode Island. A lot of people make fun of my accent. Blake’s already done that. Thanks, Blake. And I’m one of five children. I have three children of my own, and we still live in Barrington, Rhode Island. My first job and my most important job is being a mom. I love being a mom. I love spending time with my family. It is one of the most rewarding things that I do. And when I’m not working, I love being outdoors. And when I’m not being clumsy, I really enjoy boating and anything outdoors and spending time with the kids.

I came to TIAA just short of eight years ago as well. And I came here for a couple of reasons. One is I also had understood what a wonderful organization TIAA is. Mission, values-based organization was just something that was quite appealing to me having just finished working on the merger of Bank of America and Merrill Lynch, and I knew that was going to represent a different journey. So I really was excited about the opportunity to come here mostly for the same things that Roger mentioned, but also for an opportunity to build a business. The retail business was quite immature at the time, and the opportunity to build a new business in an organization that was almost 100 years old was really exciting to me and something that I was really thrilled about the opportunity to be a part of.

MR. CLEMENTS: Great. Thank you. I’d also like to thank you both for coming down here and spending time with all of our wonderful associates and look forward to hearing, you know, more about the company and your vision for the bank.

So maybe I’ll start with a question, Roger, for you. If you’ll just tell us more about TIAA, including the great history and mission of the company.

MR. FERGUSON: Sure. I’d be happy to. So our company started in 1918. We’re the result of a vision and a problem-solving solution for Andre Carnegie, the great capitalist and philanthropist in American History. Carnegie was appointed to the board of Cornell, and he got there and he saw all these faculty members who are pretty close to impoverished. He was surprised to see the number of distinguished scholars who were making less than his starting clerks at Carnegie Steel and he recognized that they couldn’t retire. And so he had this great idea of creating a company that would be self-perpetuating and that would provide for the retirements of the folks in the non-for-profit sector. He originally gave the company one million dollars to get started, which was a huge amount of money in 1918, but not nearly enough to cover the retirement for hundreds of thousands of professors. And so the company evolved to a place where we are now, the leading provider of retirement services. We are a combination of DC, defined contribution, and defined benefit plans, which we’ll describe more going forward.

As we fast forward over the last 100 years, more or less, as Kathie has indicated, the mission of the company to serve those who serve others has not changed. The value of the company, putting client interest first, acting with integrity, taking accountability, that range of things also completely unchanged. What has changed is the size, scale, and scope of the company. So we started with a, let’s call it, a million dollars from Carnegie. Right now we’re managing just shy of $900 billion of assets under management administration in the 850 billion range. We’ve gone to now working with five million Americans, more or less, across 16,000 institutions, some here in Jacksonville, many in Florida. And our product offerings have expanded quite dramatically to include retirement, which is our core business; advice, which Kathie oversees. We have a very large mutual fund and investment operation as well and, obviously, banking, which is an important part of what brings us here today.

Every year we pay out about 4.8, $4.9 billion of retirement income. We’re one of the largest payers of retirement benefits to folks in America. We have, believe it or not, 30,000 participants, as we call them, who are over 90 years old, and we’re really proud of the fact that we have been providing for financial well-being for folks in the non-for-profit sector for just short of 100 years now. So that’s the history of the company; storied history, but a lot to go going forward. Consistent theme in our mission, vision, and values even as we’ve changed and evolved.

MR. CLEMENTS: So, Roger, somewhat recently TIAA has redoubled its efforts to tell its story to current and prospective customers. And I’m sure many of our employees who have done the research know that you changed your name this year. We’d be interested to know what was behind the brand change and what does it means for the future.

MR. FERGUSON: Okay. Before I get started, I want to introduce Connie Weaver. Connie is our chief marketing officer. She’s been the engine driving this brand change that you talk about.

(Connie Weaver stands.)

(Applause.)

MR. FERGUSON: So I’ve talked a bit about the history of the company. It started with the name TIAA, TIAA by the way stands for Teachers Insurance and Annuity Association of America. So we’ve got one extra “A” that we don’t use in the name.

MR. CLEMENTS: Thank goodness.

MR. FERGUSON: Thank goodness. Exactly right.

And then about 60-plus years ago in 1952, one of my predecessors, a brilliant man named William Greenough created CREF, which was the College Retirement Equity Fund. And for many years we used both products as the name of the company, TIAA-CREF, obviously a mouth full. And we decided, Connie and I and many others, that we should probably simplify our name, go back to our historic roots. And the reason we chose TIAA is we discovered a huge amount of brand loyalty around that, the fact that for almost 100 years we’ve been keeping people safe to and through retirement. So there was a lot of what we call brand equity built up into that name.

But people also wanted something that was a little simpler, a little easier to do business with, a little more appealing. And, by the way, the story was not just simplifying the name and going to our historic roots, but also reintroducing the company as a simpler, easier-to-do-business-with company, so we’ve done a big refresh around our logo. We’ve done a big refresh on our website. We continue now to win a lot of awards there. So this was really a message around core values unchanged, a lot of brand equity, a reflection of our past, but a simplification or modernization and an effort to become a lot easier to do business with.

MR. WILSON: One more question for you, Roger. Could you tell us a little bit more about how TIAA is structured and how banking fits in?

MR. FERGUSON: Sure. We have evolved to a modern-line retirement business to now having three really large lines of business. One of them is the institutional business,

which is our core retirement business. That’s sort of the B-to-B business where we do the retirement and other services for our institutional clients. The second one is the asset management business, which has evolved from being a bit of a utility, a sort of behind-the-curtains managing money people give us to save and not it’s really become a business where we’re managing money for our own clients but also for third parties, and that’s grown quite dramatically. And then the third business, the one that’s relevant here, is the retail financial services business. That includes many components. It includes the advice team that Kathie has historically led. But, importantly, that’s where the bank is housed. We already have, as you know, a small online bank, about $4 billion. And, obviously, as we move forward with this transaction, the EverBank will be an important part of the retail financial services offered.

MR. CLEMENTS: Thank you.

Kathie, tell us more about the retail business. Who are your clients and what do you offer them?

MS. ANDRADE: Sure. The retail business, as Roger mentioned, is pretty comprehensive. We offer a variety of products: Life insurance, banking, advice, investments, insurance, and the — our client base is, as I consider them, pretty amazing. They are some of the most intelligent people in the world. They’re, you know, finding cures for cancer and they’re researchers and they’re kindergarten teachers. And what they have in common is a devotion to serving others. And so we feel a huge sense of responsibility to serve them so that they can take care of other people.

Our client base is almost 5 million people, and they are — they extend across the entire spectrum. So folks just starting out early in their career all the way through retirement and working with individuals as they think about transferring wealth to the next generation. And so the solutions that we offer and the way we deliver our capabilities is really to address the differentiated needs that our customer base has.

MR. CLEMENTS: Thank you.

MR. WILSON: Kathie, another question for you. From a customer perspective, while we have many shared customers, our clients are not exclusive to the nonprofit space. How would you see welcoming our clients to TIAA?

MS. ANDRADE: Sure. And, again, while I would say the most significant number of folks tend to work in the non-for-profit world, we already support people beyond that. And in order to grow and remain relevant and continue to offer, you know, stability to the organization, we currently support folks outside the non-for-profit space. And in banking, as an example, we support both non-for-profit and broader retail market today and expect to continue to grow that.

MR. CLEMENTS: So, Kathie, this would be of great interest to the group here, but tell us the role you see banking playing going forward in TIAA’s future.

MS. ANDRADE: Yeah. So when I think about the retail business — and Roger referenced it a couple of times — the advisory business really — it’s a wealth management capability is the most mature of the retail capabilities. When we think about, again, our desire to provide financial security to everyone, banking is front and center. It’s typically the first foray that people have into financial services. So having a banking capability where we can offer both saving as well as borrowing capabilities was really an important part of executing on our strategy to provide financial well being. And so we see that really at the forefront of our retail strategy, and it’s why this combination was so important to us. It allows us to accelerate our own organic strategy by almost ten years.

MR. CLEMENTS: Thank you.

MR. WILSON: So, Roger, we’re glad to get to know you here, but maybe sometime before we can speak to the rest of the TIAA team, can you tell us more about the employees of the organization? What motivates them to come to work everyday?

MR. FERGUSON: Sure. So there are 13,000 employees in our organization, mainly in the U.S. but actually global. And I think the one thing they have in common is a really strong commitment to a mission of the organization and the things that make us different from others in the financial services world.

So one of the things that you should know about us is that TIAA does not have outside shareholders. And so our singular focus is on our participants, our individual institutional clients. And client service is one of the things that I think really motivates everybody that comes to work for us. The mission around serving those who serve others is really empowering for the folks that work in our company. I’d say each one of us probably knows at least one person, if not many, who are beneficiaries of the services that we provide; uncles, aunts, cousins, et cetera. So that’s another thing that really drive us, the sense that we really know the people that we’re working with and for.

I’d say the two other things that really brings us all together at TIAA — one is a real sense of teamwork and empowerment. One of our — we’ve got six values that we can come and talk a bit more about with you, but one of those is working as one team. But we also encourage people to take personal accountability. I always encourage every one of our 13,000 associates to act as if they own the business because they actually do. And so I think it’s that set of things that really brings people together. This sort of mission, doing good for those who do good in the world, and also really have a sense of being part of an exciting team that, by the way, has been growing and evolving. It’s unusual in the financial services world, post 2008, to be part of an organization that is still on a growth trajectory.

MR. CLEMENTS: Thank you.

MS. ANDRADE: And I would just add to that, you know, the amount of trust that our customers place in us is so different than I think financial services in general. For those customers that we surveyed, 95 percent of them say that we put their interest first, and that’s something that we hold very close and dear to us. And so that sense of responsibility and belonging to something that is really unique is really exciting for folks to be part of.

MR. WILSON: Thank you.

MR. CLEMENTS: Final question to both of you before we move on to our questions from the audience. I guess you touched on it a little bit, but maybe just elaborate some more on what values you drive as leaders and what do you have your employees to live by.

MR. FERGUSON: Let me start and then Kathie will finish up for us.

So we actually have in our company — we did a values refresh in the company years ago, and it was top down and bottom up. And out of that came six values that we as a company really believe in. In fact, we have a them on the back of our business cards. So hopefully — I’ve already handed out a few — you’ll get to see a few more.

One of our first values is obviously valuing our customers. That’s the most important thing. We put the customer first. Number two on our list is we value our people. For us in particular that means recognize we’ve got a very diverse workforce and one we want to be very inclusive. So diversity and inclusion are an important part of the value in our people. Third on the list — obviously, not number three overall — is act with integrity. That’s one of the things that allows us to get the kind of trust that Kathie’s talking about. And it’s important for us to deliver excellence. We want to be first-rate at what we do. This is not a place to be anything other than the best that you can possibly be. One that I insisted upon which is to take personal accountability. I’ve already talked about our owners are basically those who work with us and those who save with us. We have no other owners. And so you have to take personal accountability because this company — TIAA really belongs to all of us. And the final one, which I’ve already emphasized, is operate as one team. And so everyone can talk to these six values, talk about how it impacts what they do on a day-to-day basis, but this is really a thing that nits the whole fabric together, these six values.

MS. ANDRADE: And I’d say those are our prerequisites, so our values are critical in how we do things. And then some of the things I ask of my team is to simplify the world around us. Right? When you think about the disruption that’s occurring because of technology and the opportunities that it represents, it’s really to simplify, rethink what’s possible, and always the power of teaming. I think that when people can work together, so much more is possible than when they work in silos.

MR. CLEMENTS: Great. Well, I think we’re going to open it up now for questions from the audience. We have mics on both aisles. And if you do come up and ask a question, we’d appreciate it if you just state your name and what you do here at EverBank. And we’ll also be taking some questions that were submitted from some of our remote locations.

Don’t be shy.

MS. ANDRADE: Roger, ask questions.

MR. CLEMENTS: You’re going to get cold-called if you don’t.

MR. FERGUSON: Exactly.

MR. FLYNN: I’ll have to raise this up.

It’s 2016 and an announcement like this, you know, can be a daunting thing for all the people that work here. And, you know, I choose to be open to — that this can be a tremendous thing. And EverBank’s strengths — or one of the strengths, of course, is lending, commercial and residential lending. Now that this bank is part of a greater picture, can you share some long-term goals as far as growth is concerned, nationwide, concerning the lending markets?

MR. FERGUSON: Sure. I’ll speak to it and then Kathie will speak to it.

And so, as you’ve undoubtedly heard, when we talk about this acquisition, we’re talking about an acquisition that’s being driven by growth and growth synergies, not cost synergies. We’ve already talked a little bit about the fact that we have, within TIAA — our own internet bank has a lending capability, particularly around home mortgages. We’d like to see more of that. So one of the things that we found very exciting about this transaction is the relativity of the mature lending capability EverBank has compared to ours and the possibility to continue to grow that. And I would say also, as we’ve gotten into this, the commercial capabilities we think would be, in many cases, quite appealing to our institutional clients. So we see many opportunities to continue to grow and to develop and do it on a national footprint. We serve 16,000 institutions, 5 million individuals across the nation, but the friends and family of that group includes almost 40 million Americans that could potentially make use of our services. So we see this as really a chance to grow and develop the lending capabilities, particularly mortgage, but not exclusively mortgage, to speak to our population.

MR. CLEMENTS: Kathie.

MS. ANDRADE: Yeah. I think you handled that pretty well, but what I would say is having been a part of many, many acquisitions and sitting on both sides of the house, I’ve been in your shoes and I understand that it can be a time of anxiety. Having said that, though, given the differences in the maturity of our banking capabilities, as Roger pointed out, this really is a tremendous growth opportunity for us, and we are really excited about the maturity of the lending capabilities, both on the retail side but also on the commercial side.

MR. FERGUSON: You may have heard Kathie pay me that high compliment saying I handled that pretty well.

Very seriously, we are a non-hierarchical organization in which the CEO is not the front of all wisdom. I’m always looking for 360 feedback.

(Applause.)

MR. CLEMENTS: It’s very different that what we’re used to.

MR. FERGUSON: I hope there are more questions from the audience. Now, when we do town halls at TIAA — okay. Here comes a question. I’ll tell you what I often say.

MR. CLEMENTS: Quick reminder, if you can tell us your name and what you do at EverBank.

MR. ALMERO: I’m Daniel Almero. I’ve been with EverBank for four years. I actually left to Deutsche Bank and I lasted four days. I called Joe Sarci back and said, Can I come back?

I’m in IT. I’m the IT geek. And, to me, I’m going to address the elephant in the room. It sounds like TIAA is great. It sounds like an awesome company. It sounds like a great opportunity for the growth for the business. What about me? How am I going to get integrated into the great company?

(Applause.)

MS. ANDRADE: Yeah. Again, I think that given the maturity of our organizations, there’s much greater complimentary capabilities as opposed to overlap. Having said that, there’s a formal process that we’ll go through and we’ll identify where we have, you know, both revenue as well as cost synergies, but we’re very excited because we think that this represents a significant opportunity for most people.

MR. FERGUSON: The other thing I’ll add is let’s recognize that this transaction is not going to close until the first part of next year, first half of next year is what we’ve announced. It’s really important for both banks, our existing bank and for EverBank, to continue functioning at the highest possible level. So I think at this stage, while I know and respect that there are undoubtedly going to be issues around transitioning, post-closing, and all that kind of thing, the most important thing for all of us to do is just really stay focused on the day to day because that validates and justifies all the things that we’re doing. No one wants to get to the period where we close this transaction and look and say, Gee, our banks have not performed at our highest. So I really do encourage you, and as I have encouraged our 300 banking associates, to stay really focused on the task at hand. That is the most important thing that anybody can do to make sure this transaction is one that it should be, a win-win for literally thousands of people, and even more than in this auditorium.

MS. PAPPAS: I’m Tori Pappas and I work in the corporate communications department,

and we have a question submitted by someone watching online via the live stream. Can you tell us more about your employee benefits that you offer?

MR. FERGUSON: Kathie, do you want to go to that?

So let’s start with the fact that early on there will be no change in benefits. So we should just recognize that what you see is what you get. Over time there will be an effort to try to figure on how to bring them together. We at TIAA have what we think of as industry standard competitive benefits of the usual type across the board. Obviously, as a retirement company, we focus on retirement. Health and wellness benefits are important to us as well. We think about training. We think of that as a major benefit, and we benchmark our benefits against the industry. So what you’ll discover as you get to know us little bit better is that it’s industry standard with a clear focus on making sure that people can save in retirement. So that’s the kind of organization that we are. The most important message is that day one, the benefit packages will stay as they are, and over time we’ll figure out how to best bring them together.

MS. DURHAM: Hello. I’m Laurel Durham. I’m a change management office director. I’ve been with EverBank for four years. In the announcement we read that you are one of the top 100 companies for working women, and I wanted to know what some of the items are that differentiate you in that area.

MS. ANDRADE: I would say we’re also one of the top most ethical companies, so we’re excited about both of those recognitions. And for women, you know, we have an incredible group of employee resource groups of which the women’s resource group is significant. I can’t remember the number of individuals.

MR. FERGUSON: The members of the group?

MS. ANDRADE: Yeah.

MR. FERGUSON: About half of our women are associated with it so we have several thousands.

MS. ANDRADE: And so we have programs really terrific benefits for people who are going out for maternity leave or adoptions, and we have just a number of resources available to women. And from a diversity and inclusion prospective, we hire — the percentages of women that we hire in general are much higher than the industry overall. And so I think it’s a number of factors that contribute to that.

MR. FERGUSON: Can I pick up on Kathie’s statement and broaden it a little bit? So you heard me talk about diversity and inclusion. These employees resource groups are an important part of who we are and what we stand for. We have a relatively high participation. Over 30 percent of our employees participate in one of the groups. And we really are looking to those groups to be a combination of a chance for individuals to collect and talk about issues of interest to them, to do some creative element. But, importantly, we really want the ERGs to be an opportunity to have other people come so we have a bunch of what we call alias who also attend the meetings. We’ve got an employee resource group for women, which has already come up. There’s one for African Americans. There’s a Latino group, an Asian group, military group, LGBT. We recently started one called diversibilities for people who are caregivers or working with disabilities themselves and we are really proud of these groups. And while we won the award for working mothers, we’ve also won it for African American magazines, LGBT magazines, Hispanics as well. And so we’re really proud of what we’ve done, but we know that diversity and inclusion is a continuous journey for us as well.

One other point I’d like to make, and I know I’m talking a long time in response to your question. But you also talk about continuous improvement. That’s an important part of our culture as well. We’re constantly looking for ways to be better, to simplify, streamline and get to flawless exclusion so that’s.

MS. ANDRADE: I was going to say we also have a young professionals group. We leverage them. When we’re thinking about designing new solutions, especially to appeal to the younger generation, we’ve tapped into that group and they’ve been really, really helpful to us and how we design and think about solutions.

MR. FERGUSON: Good point, Kathie.

MR. SWANSON: Mitchell Swanson. I’m in the change management department that Laurel is in. And my question really is so I know you’re more into retirement department. And speaking more specifically into mortgages, which is what EverBank is highly involved in, do you plan on keeping like what we have going on going forward, or do you want to take what you have and bring it over to us? How will the transition work?

MS. ANDRADE: Yeah. So we’ve actually done a lot of due diligence already. We’re going to continue the assessment process to identify, I’d say, best practices across both organizations. In general, you have a much more mature banking and lending capability than we do just based on both size and capability. So we’re excited about that. And we’ll continue to, I’d say, evaluate that over the next few months and come up with a transition plan.

MR. WILSON: I mean, just add to that, one of the things that everybody knows is the strength of the people in our mortgage and home lending business, and it’s a great capability that we have. It has been constrained in the current structure that exists from a regulatory prospective and some of in those constraints are lifted in this combination not only serve our clients the way we do but then take the capabilities that we have and serve the members and institutions of TIAA.

MR. FERGUSON: So I think we said it well. So, yes, we want to continue developing the mortgage capabilities, one of the things we find so attractive and we know our clients are interested in. And, obviously, exploring ways to bring the other products and services that we do in the retail space into your customer population as well.

So back to the point, this is hopefully driven by growth synergies. Those are two of the kinds of things we’re looking for.

MS. CONNOR: Hi. My name is Denise Connor and I’m really nervous because I don’t usually talk in front of people. And I’m from Rhode Island. So I have a list here.

(Applause.)

MR. FERGUSON: Good for you.

MS. CONNOR: Okay. I’ll go with number three on my list. It’s been stated that the combined bank will be headquartered in Jacksonville. Would you elaborate on that? And how does that differ from where it is headquartered today?

MS. ANDRADE: Today our bank is actually headquartered in St. Louis, although many of folks that work in the branch are based in Charlotte and some folks in New York as well. And given the size and maturity of the organization, we made an early decision to headquarter it here in Jacksonville. And that will mean that we will be relocating some of our banking folks here and we’ll continue to have our employees located in other parts of the country as well.

MS. CONNOR: Okay. I forgot to say what I do. I do print in direct mail for marketing and markcom.

MS. ANDRADE: Thank you.

MR. HENRY: Thank you. Good morning. I’m Barry Henry with the accounting and finance team. I think you made it very clear how EverBank will fit into your strategy of serving your clients. I’d like to hear a little bit about your thoughts on the acquisition EverBank as an investment for your company and how you view profitability in TIAA versus our current situation under a shareholder-owned company.

MR. FERGUSON: Okay. I’ll speak to that. Obviously the merger and acquisition team on our side modeled EverBank as an investment as an acquisition. We expect that it will continue to be profitable. We like the fact that you’ve had 21 years of —

MR. CLEMENTS: 22, but who’s counting.

(Applause.)

MR. FERGUSON: It was 21 until last week. You should applaud. This is not to be taken lightly. So the consistent record of profitability is something very important to us. As we model this going forward, we expect it to be a really good return for our participants. The money that — we’re going to pay cash for this. The money that we’re going to be using is coming from general account so it always has to be a good return. We expect this to continue to be a good return. You’re right that we are not a publicly traded company and so we know full well that not every quarter will be increasing, but we do expect to continue to see the kinds of flows that have occurred in the past. So I think it’s pretty straight forward and I expect this to work out quite beautifully. I’m looking forward to it.

MR. CLEMENTS: I would just add that was an element that we found incredibly appealing. We’ve always operated with a long-term view as you know. It’s served us well through challenging times, through some tough cycles, and it’s not always easy as a public company. Sometimes you feel pressure to be a little more short-term oriented, and the alignment in terms of really thinking about how can you serve your customers effectively and really create value over a long-term horizon is really appealing.

MR. WILSON: And that really hit home in our early meetings when Roger said that they plan on 50-year horizons, which was quite comforting to hear and talk about.

MR. FERGUSON: Though I personally don’t expect to be here at 50 years, but nevertheless we’ve existed for 100 years. We expect at least another 100 years.

MS. ALEXANDER: I’m Kipin Alexander from corporate communications and we have another question from outside of Jacksonville kind of along the same theme. How will our regulatory requirements change once EverBank becomes part of a private company.

MR. FERGUSON: Let me speak to that. First, you have to recognize that in many ways the regulatory requirements will be almost exactly the same. Our bank and EverBank are regulated by the OCC and by the Federal Reserve. That will continue to be the case. So I don’t think anyone should expect dramatic differences whatsoever. As with you, we’ve made significant investments in compliance and risk management, and other things to deal with the regulators. So you should assume that there will be an ongoing high degree of focus from us and the regulators to make sure we’re doing things exactly the right way. Having said that, we’ve already made a lot of investments and EverBank has made a lot of the investments that are consistent with a bank on an even large scale, so that’s one of the things we find pretty attractive here. But recognize we are in financial services. We’re heavily regulated and that will continue be the case.

The slight difference is we also are an insurance company and so the Federal Reserve and others are trying to understand how to deal with an insurance company that owns a small bank and then also insurance regulations that effect us as well at that level. So there will be some slight differences with this insurance overlay and savings and holding company. Is that responsive? Let the record show that was one thumbs up.

MS. GREENE: Hello. My name is Darlene Greene. I work with correspondent lending team. So these are just some questions I have. Okay. So as far as our dress code, is that going to change?

MR. FERGUSON: We don’t know what the dress code is. Looking at the audience, it looks like you are all appropriately dressed. That’s not going to change.

MS. GREENE: Okay. We normally wear jeans every day. We look pretty right now for you.

MR. FERGUSON: Whatever you think is appropriate.

MS. GREENE: Employee as far as the parking garage, right now EverBank pays for that, is that going to stay the same?

MR. FERGUSON: The answer is probably yes in the sense we don’t know a lot of details. Can I tell you a short story about the parking? I will never forget this my first town hall for TIAA. This is 2008, financial crisis all around us, a brand new CEO, a lot of questions about what the future is going to be. And I went to our first town hall in Charlotte and they had a concern because the parking garage in Charlotte at the top is uncovered. And on those rare days when there’s snow or ice in Charlotte, they can’t use the top parking lot. So a person stood up and said, “Roger, you’re the new CEO of this company. What do you think about the parking challenge on the top deck? My exact answer was, I’m not so sure. I’m not privy to the parking details of how parking is managed down here. I’ve been impressed with the great history of EverBank so I would assume that the parking benefits would remain the same.

(Applause.)

MS. GREENE: So as far as buying a week’s vacation and paying for it throughout the year, do you guys entertain that?

MS. ANDRADE: We’re going to do a full assessment of all of your benefits and align them to ours and make decisions about those things. I think that’s something we have flexibility on.

MR. WILSON: There will be a period of time no change, and we’ll do some evaluation and ultimately bridge to TIAA, which as we’ve heard today are very competitive.

MS. GREENE: Thank you.

MR. MOORE: I’m a little faster than him. My name is Tim Moore. I work in capital markets. We’re all from Jacksonville. A lot of us grew up here. Lately EverBank has been a pretty being deal in the city. I was wondering if you guys plan on continuing to keep that ball moving, giving back and also building a presence here.

MR. FERGUSON: Sure. So we are really aware, as you say, EverBank is a pretty big deal in this city. All of our locations that we are really good Citizens in the local community. A lot of our associates at our own company have the exact same concern as you’ve just expressed. We make sure that we work well with the local community. We have given back days that allow people to work in the communities. We are very focused on financial literacy, public schools, and the fact that we announced that Jacksonville will be the headquarters should be interpreted as we want to continue the path of being a good corporate Citizens that EverBank has shown here in Jacksonville.

MS. ANDRADE: Actually, it’s very comforting that know that folks care so much about that because that’s something our employee base cares about as well. It’s encouraging.

MR. FERGUSON: One more question.

MR. HARMS: High my name is Travis. I’m in IT supportive marketing. You guys have a few options to look at grow your mortgage and banking spaces. Why EverBank? Why did you choose us? Besides the fact that I work here.

MR. FERGUSON: Your presence here came to my attention. What more needs to be said? I’m very seriously. You put your finger on something that is clearly important, which is the population. We don’t know you very well. We do know what the history of this company has been. We recognize that as built on the hard work of thousands of associates, some of whom are hear listening and some of whom we haven’t yet met. So, frankly, I’m assuming that the great things that Robert and Blake represent really is a reflection of what thousands of people have done over a long history of this organization. And so in a funny kind of way, the fact that you work here, plus thousands of others, is an important part of this story. What we saw from the outside in was very good financially. We saw a risk management culture that is very important to us because we put a high value on risk management and compliance. We like the products that we’ve talked about. And then as we have a chance to do our due diligence and to understand people. Kathie herself has also talked about the really nice feel about the cultural alignment. You’re working here is actually, to me, an important part of the story. And so what we see in terms of paper and the financials and the likely trajection going forward is evaluated by the perceptions that we’re developing around the culture and nature of the organizations and how we see wonderful cultural alignment there.

MS. ANDRADE: And I would just add, you know, of course the capabilities are something that is so important to us just to reinforce us. Culture trumps everything. We could have perfect alignment but cultural mismatch, and it doesn’t work. And that’s why we’ve spent so much time in trying to get to know folks and really getting comfortable around that aspect of it. That is demonstrated in the solutions that you’ve created. The fact that you have a branch light model, that you see mobile capabilities as the future for financial services, it’s something that we were really focused on and so it’s a combination of those things that really led us to this organization.

MR. FERGUSON: A few more?

MR. CLEMENTS: Anyone else?

MS. KONOPKA: I had surgery so it may be hard to get to the microphone.

MS. ANDRADE: I can relate to that.

MS. KONOPKA: My question is when we went public a lot of us lost stocks and that is actually flipped up over our cash. Do you at TIAA have any kind of product that we can put that into to help with taxes?

MR. FERGUSON: We have to be cautious because I am not licensed to talk about that. I’ll let — Kathie give — can you repeat the question so that folks who aren’t able to hear know what the questions is?

MS. KONOPKA: You want me to repeat the question?

MR. FERGUSON: I want Kathie.

MS. ANDRADE: So her question was since EverBank was a public company and you receive stock when the transaction closes and you will receive cash, do we have products at TIAA that you could invest in? And the answer is absolutely yes. In all seriousness, we have a number of different solutions. Again, from very simple needs to very complex needs. The way we deliver our solutions is through an advice model. It’s something that we care deeply about and so that we ensure that the solutions that we recommended to people align with what their needs are. And so we have advice delivered online, on the phone, and in person. So we have lots of flexibility in the options available to you and we have — we have an employee support group that works specifically with employees. And we will again work very closely with all of you here to lay out what that will look like for you as we transition to this new company.

MS. KONOPKA: So at that time would you possibly provide some employees to come to Jacksonville to have discussions with people to get our cash?

MS. ANDRADE: Absolutely.

MR. FERGUSON: I think we have time for a few more questions.

MR. JORDAN: I work in the mortgage department. This is I guess on the front lines here. I have a question about rates. Do you see a rate increase?

MR. FERGUSON: Are you talking about — -

MR. MARTIN: Mortgage rates.

MR. WILSON: We would see business as usual. Clearly one of the things that’s very attractive not only to our associates but our clients is the financial strength and well being of the organization that we’d be partnering with. They’re one of the most highly rated companies in the world, and from that prospective we feel confident in our ability to maintain composition.

MS. DOVE: I’m Christine Done, loan mortgages loan officer. The first one is do you see an increase in like referral business from your advisory team on the mortgage side?

MS. ANDRADE: Yeah. We actually — when we look at the bus that we’re doing at TIAA today that is referral advisory business and having a broad platform, we would anticipate that that would increase.

MS. DOVE: Okay. This it probably the last question for the entire session, but what are the intentions of leaving EverBank as the name for the Jag stadium?

MS. ANDRADE: We are going to be very thoughtful about the brand and again follow a formal process to do an assessment and come up with a recommendation that I think best serves all of us.

(Applause.)

MR. CLEMENTS: Roger and Kathie, thank you. This has been very informative, very interesting, and we really appreciate the effort you made to be here.

I’ll just close. We keep hearing the word culture, to our company and Blake and I have always taken a great deal of pride, as I know you too as well, in the very strong culture. That’s one of our competitive advantages. Just as it was important to you, it was also important to us. And I can tell you the more you get to know this company, this leadership team, it’s hard not to feel really excited and really good about what’s happening.

MR. FERGUSON: Thank you all very much.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed Merger between EverBank Financial Corp and TIAA. In connection with the Merger, EverBank Financial Corp intends to file relevant materials with the SEC, including a proxy statement on Schedule 14A. INVESTORS AND STOCKHOLDERS OF EVERBANK FINANCIAL CORP ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING EVERBANK FINANCIAL CORP’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and stockholders will be able to obtain copies of the documents, when filed, free of charge at the SEC’s website https://www.sec.gov. Investors and stockholders may also obtain copies of documents filed by EverBank Financial Corp with the SEC by contacting EverBank Financial Corp at Investor Relations, EverBank Financial Corp, 501 Riverside Ave. 12th Floor, Jacksonville, FL 32202, by email at scott.verlander@everbank.com, or by visiting EverBank Financial Corp’s website http://about.everbank/investors/.

Participants in Solicitation

TIAA and EverBank Financial Corp and its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the holders of EverBank Financial Corp Common Stock in connection with the proposed Merger. Information about EverBank Financial Corp’s directors and executive officers is available in EverBank Financial Corp’s proxy statement for its 2016 Annual Meeting of Stockholders, which was filed with the SEC on April 6, 2016. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC regarding the proposed merger when they become available. Investors and stockholders should read the proxy statement carefully when it becomes available before making any investment or voting decisions.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be protected by the safe harbor provided therein. We generally identify forward-looking statements, particularly those statements regarding the benefits of the proposed Merger between TIAA and EverBank Financial Corp, the anticipated timing of the transaction and the products and markets of each company, by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “would,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “projects,” “strategy,” “future,” “opportunity,” “will likely result” or the negative version of those words or other comparable words. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, you are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.

A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements in this communication, including, but not limited to: the risk that the Merger may not be completed in a timely manner or at all, which may adversely affect EverBank Financial Corp’s business and the price of EverBank Financial Corp Common Stock; required governmental approvals of the Merger may not be obtained or may not be obtained on the terms expected or on the anticipated schedule, and materially burdensome or adverse regulatory conditions may be imposed in connection with any such governmental approvals; EverBank Financial Corp’s stockholders may fail to approve the Merger; the parties to the Merger Agreement may fail to satisfy other conditions to the completion of the Merger, or may not be able to meet expectations regarding the timing and completion of the Merger; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; the effect of the announcement or pendency of the Merger on EverBank Financial Corp’s business relationships, operating results, and business generally; risks that the proposed Merger disrupts current plans and operations of EverBank Financial Corp and potential difficulties in EverBank Financial Corp employee retention as a result of the Merger; risks related to diverting management’s attention from EverBank Financial Corp’s ongoing business operations; the outcome of any legal proceedings that may be instituted against EverBank Financial Corp related to the Merger Agreement or the Merger; the amount of the costs, fees, expenses and other charges related to the Merger; the ability of TIAA to successfully integrate EverBank Financial Corp’s operations, product lines, and technology; the ability of TIAA to implement its plans, forecasts, and other expectations with respect to EverBank Financial Corp’s business after the completion of the proposed merger and realize additional opportunities for growth and innovation; the impact of changes in interest rates; and political instability. For additional factors that could materially affect our financial results and our business generally, please refer to EverBank Financial Corp’s filings with the SEC, including but not limited to, the factors, uncertainties and risks described under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Neither TIAA nor EverBank Financial Corp undertakes any obligation to revise these statements following the date of this communication, except as required by law.